Exhibit 99.1

Imperial announces sale of interests in Montney and Duvernay assets

Calgary, AB – June 28, 2022 – Imperial (TSE: IMO, NYSE American: IMO) today announced that together with ExxonMobil Canada, it has entered into an agreement with Whitecap Resources Inc. for the sale of XTO Energy Canada, which is jointly owned by Imperial and ExxonMobil Canada, for a total cash consideration of $1.9 billion ($940 million Imperial’s share). The sale is expected to close before the end of the third quarter 2022, subject to regulatory approvals.

The sale completes the marketing effort announced in January 2022, and is consistent with Imperial’s strategy to focus upstream resources on key oil sands assets and its commitment to deliver long-term value to shareholders.

The assets include 567,000 net acres in the Montney shale, 72,000 net acres in the Duvernay shale and additional acreage in other areas of Alberta. Net production from these assets is about 140 million cubic feet of natural gas per day and about 9,000 barrels of crude, condensate and natural gas liquids per day.

RBC Capital Markets acted as exclusive financial advisor to Imperial and ExxonMobil Canada in connection with the transaction.

For further information:

Investor relations	Media relations

(587) 476-4743	(587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary statement: Statements of future events or conditions in this release, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements in this release include references to the expected close of the sale before the end of the third quarter 2022, and the company’s strategy to focus upstream resources on key oil sands assets and its commitment to deliver long-term value to shareholders.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and demand mix; general market conditions; commodity prices; receipt of third party and regulatory approvals in a timely manner; operations continuing as normal prior to close of the sale; capital and environmental expenditures; the adoption and impact of new facilities or technologies on unconventional development; applicable laws and government policies and actions, including climate change and restrictions in response to COVID-19; and progression of COVID-19 and its impacts on Imperial’s ability to operate its assets could differ materially depending on a number of factors. These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum products and resulting price, differential and margin impacts; general economic conditions, including the severity, length and ultimate impact of COVID-19 on people and economies; the receipt, in a timely manner, of regulatory and third-party approvals; environmental risks inherent in oil and gas exploration and production activities; operational hazards and risks; unanticipated technical or operational difficulties; availability and allocation of capital; political or regulatory events, including changes in law or government policy; reservoir performance; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unexpected technological developments; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.